Exhibit 99.1

Kimco Realty® Announces Fourth Quarter and Full Year 2022 Results

– Achieved Highest Year-over-Year Occupancy Rate Increase in the Past Fifteen Years –
– Leased 2.5 Million Square Feet in the Fourth Quarter and 11.6 Million Square Feet in 2022 –
– Board Declares Quarterly Dividend –
– Company Provides Initial 2023 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--February 9, 2023--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, and a growing portfolio of mixed-use assets, today reported results for the fourth quarter and full year ended December 31, 2022. Kimco's Net (loss) available to the company's common shareholders for the fourth quarter of 2022 was ($56.1) million, or ($0.09) per diluted share, compared to Net income available to the company's common shareholders of $75.3 million, or $0.13 per diluted share, for the fourth quarter of 2021.

Fourth Quarter Highlights:

  Produced Funds From Operations* (FFO) of $0.38 per diluted share.
  Grew pro-rata portfolio occupancy 130 basis points to 95.7%, representing one of the largest year-over-year occupancy gains in company history.
  Sequentially increased pro-rata anchor occupancy 20 basis points to 98.0% and small shop occupancy 80 basis points to 90.0%.
  Generated pro-rata cash rent spreads of 30.4% for new leases on comparable spaces.
  Produced 1.9% growth in Same-Property Net Operating Income* (NOI) over the same period a year ago.
  Realized net proceeds of approximately $301.1 million from the sale of 11.5 million shares of Albertsons Companies, Inc. (NYSE: ACI).
  Subsequent to quarter end, received $194.1 million as a special dividend payment from ACI related to the remaining 28.3 million ACI shares owned.

“We ended 2022 with strong occupancy gains driven by our team’s outstanding leasing execution, with over 2.5 million square feet leased in the quarter and 11.6 million square feet for the year, making it one of our best years on record,” commented Kimco CEO Conor Flynn. “Furthermore, our ability to opportunistically unlock value is showcased by the recent partial monetization of our investment in Albertsons, with proceeds of over $300 million that will support future growth. With our significant liquidity and flexibility, we are confident that our high-quality, grocery-anchored, last-mile-focused portfolio positions Kimco to continue its solid performance in the coming year and beyond as we seek to build long-term shareholder value.”

Financial Results:

Net (loss) available to the company’s common shareholders for the fourth quarter of 2022 was ($56.1) million, or ($0.09) per diluted share, compared to Net income available to the company’s common shareholders of $75.3 million, or $0.13 per diluted share, for the fourth quarter of 2021. The year-over-year change is primarily attributable to a $63.0 million mark-to-market reduction on marketable securities primarily stemming from a change in the value of ACI common stock held by the company, as well as a $57.3 million increase in provision for income taxes, net, primarily related to capital gains from the monetization of 11.5 million shares of ACI during the fourth quarter of 2022.

FFO was $234.9 million, or $0.38 per diluted share, for the fourth quarter of 2022 compared to $240.1 million, or $0.39 per diluted share, for the fourth quarter 2021. The company excludes from FFO all gains and losses, whether realized or unrealized, related to its investment in ACI, as well as gains and losses from the sale of operating properties, real estate-related depreciation, and profit participations from other investments.

*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

Full Year 2022

Net income available to the company’s common shareholders was $100.8 million, or $0.16 per diluted share, for the full year 2022 compared to $818.6 million, or $1.60 per diluted share, for the full year 2021. The year-over-year decrease was primarily attributable to a change in the value of ACI common stock held by the company as well as an increase in provision for income taxes, net, primarily related to capital gains from the monetization of 11.5 million shares of ACI during the fourth quarter of 2022.

FFO was $976.4 million, or $1.58 per diluted share, for the full year 2022 compared to $706.8 million, or $1.38 per diluted share, for the full year 2021. The year-over-year increase in FFO was primarily attributable to having a full year contribution from the acquisition of Weingarten Realty Investors (Weingarten) that closed in August of 2021. FFO for 2021 also included approximately $0.09 per diluted share of net merger-related costs and pension valuation adjustments associated with the acquisition of Weingarten.

Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 95.7%, with anchor and small shop occupancy at 98.0% and 90.0%, respectively.
  Signed 492 leases totaling 2.5 million square feet, generating blended pro-rata rent spreads on comparable spaces of 8.7%, with rental rates for new leases up 30.4% and renewals and options growing 4.6%.
  Reported a 260-basis-point spread between leased (reported) occupancy versus economic occupancy at the end of the fourth quarter, representing approximately $43 million in annual base rent.
  Produced 1.9% growth in Same-Property NOI over the same period a year ago, driven by a 3.9% increase in minimum rent. For the full year, Same-Property NOI was up 4.4%.

Fourth Quarter 2022 Transaction Activities:

  As previously communicated, acquired a grocery-anchored portfolio of eight Long Island, New York shopping centers in infill, high barrier to entry markets totaling 540,000 square feet for $375.8 million. In addition, the company acquired three land interests for a purchase price of $12.5 million. Subsequent to quarter end, Kimco acquired the remaining 85% interest in two California centers for $85.9 million.
  Sold two shopping centers and four land parcels totaling 439,000 square feet for $41.9 million during the fourth quarter. The company’s pro-rata share of the sales price was $27.9 million. Subsequent to quarter end, the company sold an additional two shopping centers totaling 384,000 square feet for $63.0 million.
  Received $26.0 million, including $4.0 million of profit participation, from the repayment of a participating loan on a three-property Pennsylvania grocery portfolio.

Fourth Quarter 2022 Capital Market Activities:

  Ended the fourth quarter with over $2.1 billion of immediate liquidity, including full availability of the company’s $2.0 billion unsecured revolving credit facility and $150 million of cash and cash equivalents on the balance sheet.
  Generated proceeds of $301.1 million from the sale of 11.5 million shares of ACI common stock. The company has elected to retain these proceeds for general corporate purposes and pay $57.2 million in state and federal corporate income tax on the long-term capital gains from this sale. As a result of the payment of capital gains tax by the company, each shareholder is entitled to a federal tax credit for its share of this tax paid by the Company. A set of FAQs is available on the company’s website at investors.kimcorealty.com/2022_Undistributed_Cap_Gain_FAQ.
  At the end of fourth quarter of 2022, Kimco held 28.3 million shares of ACI common stock valued at approximately $588 million, of which 28.0 million shares are subject to a lockup until May 16, 2023.
  Subsequent to quarter end, Kimco received a $194.1 million special dividend payment from ACI. As a result, the company, which excludes this one-time benefit from its calculation of FFO, anticipates it may need to make a special dividend payment to maintain its compliance with REIT distribution requirements. The payment of this special dividend will be determined and announced by year end and may be in the form of cash, common stock or some combination thereof.

Conversion to "UPREIT" Partnership:

Effective January 2023, Kimco Realty completed a holding company reorganization (the “Reorganization”), which restructured the company as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. As part of the Reorganization, a new holding company (“New Kimco”) became the publicly traded parent company by way of an intercompany merger, assuming the existing name of “Kimco Realty Corporation,” while the current corporation (“Old Kimco”) converted to a limited liability company called “Kimco Realty OP LLC” (“Kimco OP”) controlled by the publicly traded parent company. Detailed information on the Reorganization can be found in the Form 8-K that was filed by the company with the Securities and Exchange Commission on December 15, 2022.

Dividend Declarations:

  Kimco’s board of directors declared a cash dividend of $0.23 per common share, representing a 21% increase over the quarterly dividend in the corresponding period of the prior year. The quarterly cash dividend on common shares is payable on March 23, 2023 to shareholders of record on March 9, 2023.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on April 17, 2023 to shareholders of record on April 3, 2023.

2023 Full Year Outlook:

Net income available to the Company’s common shareholders (per diluted share):	$0.93 to $0.97
FFO (per diluted share):	$1.53 to $1.57
*The tables accompanying this press release provide a reconciliation for this forward-looking non-GAAP measure.

The company’s full year outlook is based on the following assumptions:

  Same Property NOI growth: 1.0% to 2.0%
  Credit loss, which is included in Same Property NOI growth: (0.75%) to (1.25%) of total pro-rata rental revenues
  No income attributable to collection of prior period accounts receivables from cash basis tenants
  Lease termination income: $14 million to $16 million
  Total property acquisitions (including structured investments), net of dispositions: $100 million
  Monetization of approximately $300 million of ACI shares

Conference Call Information:

When:	8:30 AM ET, February 9, 2023
Live Webcast:	4Q22 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through May 9, 2023)
Dial #:	1-888-317-6003 (International: 1-412-317-6061). Passcode: 4658922

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, and a growing portfolio of mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of December 31, 2022, the company owned interests in 532 U.S. shopping centers and mixed-use assets comprising 91 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (iv) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (v) the Company’s ability to raise capital by selling its assets, (vi) increases in operating costs due to inflation and supply chain issues, (vii) risks related to future opportunities and plans for the combined company, (viii) changes in governmental laws and regulations, including, but not limited, to changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (ix) valuation and risks related to the Company’s joint venture and preferred equity investments and other investments, (x) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the Company, (xi) impairment charges, (xii) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xiii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (xiv) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xv) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (xvi) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, and (xvii) the other risks and uncertainties identified under Item 1A, “Risk Factors” and elsewhere in this Form 10-K and in the Company’s other filings with the Securities and Exchange Commission (“SEC”). Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K that the Company files with the SEC.

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31, 2022	December 31, 2021
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,417,414 and $3,010,699 respectively	$15,039,828	$15,041,572
Investments in and advances to real estate joint ventures	1,091,551	1,006,899
Other investments	107,581	122,015
Cash and cash equivalents	149,829	334,663
Marketable securities	597,732	1,211,739
Accounts and notes receivable, net	304,226	254,677
Operating lease right-of-use assets, net	133,733	147,458
Other assets	401,642	340,176
Total assets	$17,826,122	$18,459,199

Liabilities:
Notes payable, net	$6,780,969	$7,027,050
Mortgages payable, net	376,917	448,652
Dividends payable	5,326	5,366
Operating lease liabilities	113,679	123,779
Other liabilities	809,389	730,690
Total liabilities	8,086,280	8,335,537
Redeemable noncontrolling interests	92,933	13,480

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,435 and 19,580 shares, respectively;
Aggregate liquidation preference $485,868 and $489,500, respectively	19	20
Common stock, $.01 par value, authorized 750,000,000 shares; issued
and outstanding 618,483,565 and 616,658,593 shares, respectively	6,185	6,167
Paid-in capital	9,618,271	9,591,871
(Cumulative distributions in excess of net income)/retained earnings	(119,548)	299,115
Accumulated other comprehensive income	10,581	2,216
Total stockholders' equity	9,515,508	9,899,389
Noncontrolling interests	131,401	210,793
Total equity	9,646,909	10,110,182
Total liabilities and equity	$17,826,122	$18,459,199

Condensed Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues
Revenues from rental properties, net	$435,879	$420,405	$1,710,848	$1,349,702
Management and other fee income	3,955	4,249	16,836	14,883
Total revenues	439,834	424,654	1,727,684	1,364,585
Operating expenses
Rent	(3,957)	(4,067)	(15,811)	(13,773)
Real estate taxes	(58,762)	(52,132)	(224,729)	(181,256)
Operating and maintenance	(79,901)	(77,402)	(290,367)	(222,882)
General and administrative	(31,928)	(28,985)	(119,534)	(104,121)
Impairment charges	(200)	(2,643)	(21,958)	(3,597)
Merger charges	-	-	-	(50,191)
Depreciation and amortization	(124,676)	(133,633)	(505,000)	(395,320)
Total operating expenses	(299,424)	(298,862)	(1,177,399)	(971,140)

Gain on sale of properties	4,221	-	15,179	30,841
Operating income	144,631	125,792	565,464	424,286

Other income/(expense)
Other income, net	9,978	7,976	28,829	19,810
(Loss)/gain on marketable securities, net	(100,314)	(37,347)	(315,508)	505,163
Interest expense	(60,947)	(57,479)	(226,823)	(204,133)
Early extinguishment of debt charges	-	-	(7,658)	-
(Loss)/income before income taxes, net, equity in income of joint ventures,
net, and equity in income from other investments, net	(6,652)	38,942	44,304	745,126

Provision for income taxes, net	(57,750)	(483)	(56,654)	(3,380)
Equity in income of joint ventures, net	15,421	30,683	109,481	84,778
Equity in income of other investments, net	1,912	12,807	17,403	23,172

Net (loss)/income	(47,069)	81,949	114,534	849,696
Net (income)/loss attributable to noncontrolling interests	(2,710)	(268)	11,442	(5,637)
Net (loss)/income attributable to the company	(49,779)	81,681	125,976	844,059
Preferred dividends, net	(6,307)	(6,354)	(25,218)	(25,416)
Net (loss)/income available to the company's common shareholders	$(56,086)	$75,327	$100,758	$818,643

Per common share:
Net (loss)/income available to the company's common shareholders: (1)
Basic	$(0.09)	$0.13	$0.16	$1.61
Diluted (2)	$(0.09)	$0.13	$0.16	$1.60
Weighted average shares:
Basic	615,856	614,150	615,528	506,248
Diluted	615,856	616,612	617,858	511,385
(1)	Adjusted for earnings attributable from participating securities of ($602) and ($400) for the three months ended December 31, 2022 and 2021, respectively. Adjusted for earnings attributable from participating securities of ($2,182) and ($5,346) for the year ended December 31, 2022 and 2021, respectively. Adjusted for the change in carrying amount of redeemable noncontrolling interest of $2,304 for the three months and year ended December 31, 2021.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have had an antidilutive effect on net income and therefore has not been included. Adjusted for distributions on convertible units of $3,087 for the year ended December 31, 2021.

Reconciliation of Net (Loss)/Income Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except share data)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021		2022		2021
Net (loss)/income available to the company's common shareholders	$(56,086)	$75,327		$100,758		$818,643
Gain on sale of properties	(4,221)	-		(15,179)		(30,841)
Gain on sale of joint venture properties	(643)	(11,596)		(38,825)		(16,879)
Depreciation and amortization - real estate related	123,663	132,797		501,274		392,095
Depreciation and amortization - real estate joint ventures	16,158	15,949		66,326		51,555
Impairment charges (including real estate joint ventures)	1,585	3,932		27,254		7,145
Profit participation from other investments, net	(4,584)	(9,824)		(15,593)		(8,595)
Loss/(gain) on marketable securities, net	100,314	37,347		315,508		(505,163)
Provision/(benefit) for income taxes, net (2)	58,608	(25)		58,373		2,152
Noncontrolling interests (2)	63	(3,835)		(23,540)		(3,285)
FFO available to the company's common shareholders	$234,857	$240,072	(5)	$976,356	(4)	$706,827	(5)

Weighted average shares outstanding for FFO calculations:
Basic	615,856	614,150		615,528		506,248
Units	2,559	3,878		2,492		2,627
Dilutive effect of equity awards	2,114	2,410		2,283		2,422
Diluted	620,529	620,438		620,303		511,297

FFO per common share - basic	$0.38	$0.39		$1.59		$1.40
FFO per common share - diluted (3)	$0.38	$0.39		$1.58		$1.38
(1)	The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.
(2)	Related to gains, impairments and depreciation on properties, and gains/(losses) on sales of marketable securities, where applicable.
(3)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $584 and $856 for the three months ended December 31, 2022 and 2021, respectively. FFO available to the company’s common shareholders would be increased by $2,041 and $1,053 for the years ended December 31, 2022 and 2021, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.
(4)	Includes Early extinguishment of debt charges of $7.7 million recognized during the year ended December 31, 2022.
(5)	Includes $47.2 million, or $0.09 per diluted share, of net merger-related charges and pension valuation adjustments associated with WRI for the year ended December 31, 2021. In addition the three months ended December 31, 2021, includes WRI pension valuation adjustments of $3.0 million of income included in Other income, net.

Reconciliation of Net (Loss)/Income Available to the Company's Common Shareholders
to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (loss)/income available to the Company's common shareholders	$(56,086)	$75,327	$100,758	$818,643
Adjustments:
Management and other fee income	(3,955)	(4,249)	(16,836)	(14,883)
General and administrative	31,928	28,985	119,534	104,121
Impairment charges	200	2,643	21,958	3,597
Merger charges	-	-	-	50,191
Depreciation and amortization	124,676	133,633	505,000	395,320
Gain on sale of properties	(4,221)	-	(15,179)	(30,841)
Interest and other expense, net	50,969	49,503	205,652	184,323
Loss/(gain) on marketable securities, net	100,314	37,347	315,508	(505,163)
Provision for income taxes, net	57,750	483	56,654	3,380
Equity in income of other investments, net	(1,912)	(12,807)	(17,403)	(23,172)
Net income/(loss) attributable to noncontrolling interests	2,710	268	(11,442)	5,637
Preferred dividends, net	6,307	6,354	25,218	25,416
WRI Same Property NOI (3)	-	-	-	252,651
Non same property net operating income	(14,942)	(15,661)	(80,504)	(113,794)
Non-operational expense from joint ventures, net	23,934	9,987	55,514	55,213
Same Property NOI	$317,672	$311,813	$1,264,432	$1,210,639
(1)	The company considers same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
(2)	Amounts represent Kimco's pro-rata share.
(3)	Amount for the year ended December 31, 2021, represents the Same Property NOI from WRI properties, not included in the company's net income available to the company's common shareholders pre-merger.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Projected Range
	Full Year 2023
	Low	High
Net income available to the company's common shareholders	$0.93	$0.97

Gain on sale of properties	(0.01)	(0.04)

Gain on sale of joint venture properties	-	(0.01)

Depreciation & amortization - real estate related	0.82	0.85

Depreciation & amortization - real estate joint ventures	0.10	0.11

Special dividends from marketable securities (1)	(0.31)	(0.31)

FFO available to the company's common shareholders	$1.53	$1.57
(1)	Related to the special cash dividend from Albertons as part of the consideration for the announced merger agreement with Kroger.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com